Exhibit 99.1

StanCorp Financial Group, Inc. Declares Annual Cash Dividend

PORTLAND, Ore. — October 21, 2015 — The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) declared today an annual cash dividend of $1.40 per common share, payable November 30, 2015, to shareholders of record on November 10, 2015. The annual cash dividend of $1.40 per share represents a 7.7% increase over the dividend of $1.30 per share paid in 2014.

The Agreement and Plan of Merger executed on July 23, 2015 by and among StanCorp, Meiji Yasuda Life Insurance Company (“Meiji Yasuda”), and MYL Investments (Delaware) Inc. under which Meiji Yasuda will acquire all outstanding shares of StanCorp for $115.00 per share in cash, provides for StanCorp to pay a regular annual dividend to shareholders in an amount not to exceed $1.40 per share, with a record date and a payment date in November 2015.

“We are pleased to announce the sixteenth consecutive annual increase to our shareholder dividend,” said Greg Ness, chairman, president and chief executive officer. “The 7.7% increase in the dividend per share reflects StanCorp’s long-standing commitment of returning value to shareholders.”

Earnings Release

StanCorp will release third quarter 2015 financial results on Thursday, October 22, 2015, following the close of the market. The earnings press release and the quarterly statistical supplement will be available shortly thereafter on StanCorp’s investor relations website at www.stancorpfinancial.com.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and the origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2014 Form 10-K and second quarter 2015 Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Senior Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com